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                                                     Registration No. __________

   As Filed with the Securities and Exchange Commission on September 26, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:        Hartford Life Insurance Company
             Separate Account Twelve

Address of Principal Business Office (No. & Street, City, State, Zip Code):

             200 Hopmeadow Street
             Simsbury, Connecticut 06089

Telephone Number (including area code):   860-843-6733

Name and address of agent for service of process:

             Marianne O'Doherty
             P.O. Box 2999
             Hartford, Connecticut  06104-2999

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES [X]           NO [ ]


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                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/ Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the Town of Simsbury and the State of Connecticut on the 26th day of September, 2003.


[SEAL]                            Hartford Life Insurance Company
                                  Separate Account Twelve
                                        (Registrant)

                                  By: Hartford Life Insurance Company
                                  (Sponsor/Depositor)


                                   By:  /s/ Christine Hayer Repasy
                                  ---------------------------------------------
                                  Christine Hayer Repasy, Senior Vice President, General Counsel and Corporate Secretary



Attest:   /s/ Marianne O'Doherty
         --------------------------------------------
         Marianne O'Doherty, Vice President
         and Associate General Counsel


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